Exhibit 99.1


FOR IMMEDIATE RELEASE


Media contact: Geoffrey D. Fenton, (847) 578-4432
Investor contact:   Jessica M. Fisher, (847) 578-4405



                ALLEGIANCE CHANGES ACCOUNTING POLICY FOR GOODWILL
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                    RECORDS NON-CASH CHARGE IN FOURTH QUARTER


McGAW PARK, Ill., November 1, 1996 -- Allegiance Corporation (NYSE: AEH), the

health-care products and cost-management services company that spun off from

Baxter International on October 1, said today it has changed its method of assessing goodwill impairment.  The decision, which the company s board approved yesterday, will result in a non-cash charge of $550 million in the fourth quarter.

     Allegiance had approximately $1.1 billion of goodwill as of September 30,

1996.  The company said the accounting change and resulting write-down of goodwill will reduce amortization expenses by $4.7 million in the 1996 fourth quarter and by $18.9 million annually.  The change will increase the company s annual net income by the same amount $18.9 million, or 34 cents per share.

     Previously as a part of Baxter, Allegiance used an accounting method for assessing goodwill impairment based on projected, undiscounted cash flows.

Allegiance s newly adopted policy accounts for goodwill based on a fair-value method.  For Allegiance s businesses, this method is preferred, the company said.

     Through its operating subsidiaries, Allegiance Corporation is America s largest provider of health-care products and cost-management services needed by hospitals, laboratories and others in health care.  The company manufactures many of the products it markets, while others come from leading health and medical companies around the world.  Allegiance also provides a range of integrated services such as clinical consulting, procedure-based supply packaging, just-in-time delivery and other services that help medical professionals control costs and improve quality in patient care.  Allegiance reported 1995 pro forma sales of more than $4.5 billion.

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